Exhibit 99.1
ARLINGTON TANKERS LTD.
2008 BONUS PLAN
     1.     Purpose.  The purpose of this Bonus Plan (this “Plan”) is to retain and to provide an incentive for the executive officers of Arlington Tankers Ltd., a Bermuda corporation (the “Company”).
     2.     Period Covered by Plan.  This Plan shall cover the fiscal year ending December 31, 2008.
     3.     Eligibility.  The chief executive officer of the Company as of the date of the adoption of this Plan is eligible to participate in the Plan (the “Participant”). In order to be eligible to receive any of the bonus payments under this Plan set forth on Exhibit A attached hereto, the Participant must be employed by the Company as of December 31, 2008 (the “Determination Date”).
     4.     Bonus Payments.  In the event that the Company achieves an objective set forth on Exhibit A attached hereto, the Participant shall be eligible to receive the bonus payment set forth opposite such objective consistent with the terms set forth in this Plan. The bonus amounts set forth on Exhibit A are cumulative, meaning that the Participant shall be eligible to receive the bonus payment for each objective achieved, it being understood that (1) the Qualified Transaction Bonus Payment would be paid only once, even if more than one Qualified Transaction is completed during 2008; and (2) the Other Approved Transaction Objective may be satisfied whether or not any Qualified Transactions are completed during 2008. If, prior to the time that all Reconfirmation Payments shall have been paid, the Participant’s employment with the Company is terminated in circumstances that would entitle the Participant to compensation under Section 4.2 of the Participant’s Executive Change in Control Agreement, dated as of October 24, 2005 (a “Change in Control Agreement”), then, in addition to any other payments to which the Participant would be entitled under such Change in Control Agreement, the Participant shall be eligible to receive accelerated payment of any such unpaid Reconfirmation Payments. In addition to the bonus payments set forth on Exhibit A attached hereto, the Compensation Committee may award bonuses (including, without limitation, discretionary bonuses) to the Participant under this Plan at such times and based upon such terms and conditions as the Compensation Committee may in its discretion determine.
     5.     Withholding Taxes.  The Company may deduct from any payment otherwise due to the Participant under this Plan any amount required to be withheld by the Company under applicable federal, state, and local or other income and employment tax withholding laws and regulations. If the Company elects not to or cannot withhold such amounts from payments due to the Participant, the Participant must pay the Company the full amount, if any, required for withholding.
     6.     Non-Assignability.  The Participant shall have no power or right to transfer, assign, mortgage, or otherwise encumber his interest under this Plan; nor shall such interest be subject to seizure for the payment of the Participant’s debts, judgments, alimony, or separate maintenance or be transferable by operation of law in the event of the Participant’s bankruptcy, insolvency, divorce or separation. This Plan shall be binding upon and shall inure to the benefit of the Company and its successors and assigns.

     7.     Amendment and Termination of this Plan.  The Compensation Committee may amend or terminate this Plan or any portion thereof at any time.
     8.     Administration.  This Plan shall be administered by the Compensation Committee of the Company’s Board of Directors. The Compensation Committee shall have authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to this Plan as it shall deem advisable. The Compensation Committee shall have broad discretion to construe and interpret the terms of this Plan, to make adjustments or amendments to this Plan, and to make determinations as to whether the criteria for bonus payments have been satisfied. All decisions by the Compensation Committee shall be made in the Compensation Committee’s sole discretion and shall be final and binding on the Participant and all persons having or claiming any interest in this Plan. No member of the Compensation Committee shall be liable for any action or determination relating to or under this Plan unless it is demonstrated that such action or determination was made in bad faith.
     9.     Compliance with Code Section 409A.  Notwithstanding any other provision of this Plan to the contrary, all bonus payments made hereunder should be made no later than thirty days following the Determination Date. The Company shall have no liability to the Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Internal Revenue Code is not so exempt or compliant or for any action taken by the Compensation Committee.
     10.  Employment Rights.  The adoption of this Plan does not confer upon any Participant any right to continued employment with or service to the Company or interfere in any way with the right of the Company to terminate the Participant’s employment or service at any time.
     11.  Unfunded, Unsecured Obligation.  This Plan shall at all times be entirely unfunded and no provisions shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. Additionally, nothing contained herein shall be construed as giving the Participant, his or her beneficiary, or any other person, any equity or other interest of any kind in any assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person. As to any claim for any unpaid amounts under this Plan, the Participant, his or her beneficiary, and any other person having a claim for payment shall be unsecured creditors.
     12.  Governing Law.  This Plan shall be construed, interpreted and enforced in accordance with the internal laws of the State of Connecticut without regard to any applicable conflicts of laws.
     13.  Effective Date.  This Plan is effective on April 18, 2008 (the “Effective Date”), the date on which the Board of Directors of the Company approved this Plan.

Exhibit A

Objective	Bonus Payment

Complete at least one transaction during 2008 that satisfies the following criteria (the “Transaction Criteria”):

•     Transaction consideration with an aggregate value equal to or greater than $100 million; and

•     At the time of the closing of the transaction, the projected Free Cash Flow (as defined below) from such transaction must generate a return on the transaction consideration of at least 10%, referred to as the “Return Criterion”.

Any transaction that satisfies the Transaction Criteria is referred to as a “Qualified Transaction” and this performance objective is referred to as the “Qualified Transaction Objective.”

For purposes of assessing the Return Criterion for a particular transaction, “Free Cash Flow” means the pre-financing cash flow resulting from a transaction over a five-year period following the closing of such transaction, without giving effect to any interest or other financing costs associated with such transaction. As an example if a $100.0 million transaction is projected to generate $50.0 in pre-financing cash flow over the five-year period following the closing of such transaction, the Return Criterion would be satisfied.
One lump sum cash payment of $200,000 (the “Qualified Transaction Bonus Payment”), payable within two business days following the date on which the Company holds its first regularly scheduled Board of Directors meeting in 2009.

A-1

Objective	Bonus Payment

With respect to any Qualified Transaction completed in, a one-time re-confirmation by the Compensation Committee that, as of the first anniversary of the closing of such Qualified Transaction, such Qualified Transaction satisfies the initial Return Criterion (the “Reconfirmation Objective”).
For each Qualified Transaction that satisfies the Reconfirmation Objective, four annual lump sum cash payments (each, a “Reconfirmation Bonus Payment” and, collectively, the “Reconfirmation Bonus Payments”), the first payable within two business days following the date on which the Company holds its first regularly scheduled Board of Directors meeting in 2010, so long as the Participant is employed by the Company as of December 31, 2009; the second payable on the date on which the Company holds its first regularly scheduled Board of Directors meeting in 2011, so long as the Participant is employed by the Company as of December 31, 2010; the third payable on the date on which the Company holds its first regularly scheduled Board of Directors meeting in 2012, so long as the Participant is employed by the Company as of December 31, 2011; and the fourth payable on the date on which the Company holds its first regularly scheduled Board of Directors meeting in 2013, so long as the Participant is employed by the Company as of December 31, 2012. The amount of each annual Reconfirmation Bonus Payment for a particular Qualified Transaction shall be calculated based upon such Qualified Transaction’s Free Cash Flow less such Qualified Transaction’s estimated cash interest and other financing costs for the five-years following closing, multiplied by 1.75%, and then divided by four. For example, if the Compensation Committee estimates that such Qualified transaction will generate Free Cash Flow of $50.0 and interest and other financing costs of $14.0 million, then the executive officer would be eligible to receive an annual Reconfirmation Bonus Payment of $157,500 ($50.0 million, less $14.0 million, times 1.75%= $630,000/4= $157,500).
Complete one or more transactions during 2008 that are not Qualified Transactions, but which are approved by the Company’s Board of Directors (the “Other Approved Transaction Objective”).	A maximum lump sum cash payment of $200,000, payable within two business days following the date on which the Company holds its first regularly scheduled Board of Directors meeting in 2009.

The total amount of general and administrative expenses during 2008, excluding the Participant’s bonus compensation pursuant to this Plan, as confirmed by the Company’s independent auditors, does not exceed the approved budget for fiscal year 2008.
A maximum lump sum cash payment of $75,000, payable within two business days following the date on which the Company holds its first regularly scheduled Board of Directors meeting in 2009.

A-2